Duos Technologies Group Reports Strong Third Quarter Results $4.95 Million Revenues YTD 2015 Compared to $3.17 Million Revenues YTD 2014

Key Highlights

·	Year-to-date 2015 revenues up 56% over same period 2014
·	Year-to-date new project revenue up 104%
·	Third quarter produced $64K profit compared to $425K loss over same period in 2014
·	Revenue guidance for 2015 increased by 10% from $6.2 million to $6.8 million

Jacksonville, FL /Marketwired/ November 17, 2015 - Duos Technologies Group, Inc. (OTCQB: DUOT), a provider of intelligent security analytical technology solutions, announced strong financial results for its third quarter ended September 30, 2015. Highlights of the quarter include significant revenue growth, the ability to turn a profit at the operating income level and a growing backlog of business. The growth in revenues validates Duos’ investments in intellectual property including advanced intelligent technologies that are delivered through its proprietary integrated enterprise command and control platform, centraco™. Duos provides its broad range of technology solutions with an emphasis on mission critical security, inspection and operations within the rail, utilities, petrochemical, healthcare, and hospitality sectors. Duos’ IT Services business also showed significant growth in the third quarter demonstrating a successful integration of the pre-merger entities.

“We are very pleased with our overall year-to-date performance, and particularly this quarter’s results. Our year is tracking ahead of our original plans,” stated Gianni Arcaini, Chairman and CEO of Duos Technologies Group. “Year-to-date, revenue from new projects has more than doubled over the same nine-month period in 2014, and total revenues over the same period in 2014 are up 56%.” Arcaini went on to say that, as expected, the company turned an operating profit in the third quarter.

Adrian Goldfarb, Duos Technologies Group CFO added, “I am seeing steady progress in the growth of our business with all elements of our revenue base showing improvement.” He went on to say that he is comfortable with the increased guidance on revenue to $6.8 million for the year, given the strength of the current contracts backlog. “We also are focused on strengthening our balance sheet by reducing debt through cash-flow from operations and debt conversions to equity”.

Third Quarter 2015 Financial Highlights

Duos generated revenue of $2,242,200 in the third quarter of 2015, compared to $964,520 in the corresponding quarter in 2014, representing a 132% increase. The revenue mix consisted of $1,366,565 of new projects business and $875,635 of maintenance, technical support and IT professional services business, over 75% of which is recurring in nature. Gross profit was $1,238,339, or 55%, for the quarter ended, compared to $460,818, or 48% for the corresponding quarter in 2014.  Selling, General and Administrative expenses were $1,173,915 for the quarter ended, compared to $886,161 for the corresponding quarter for 2014, representing an increase of 31%. The higher expenses are related to increased salaries and professional fees related to the merger, some of which are one-time charges in nature. Ongoing expenses are growing proportionally at a reduced rate than revenue and gross profit. Operating income was $64,424 for the quarter ended compared to a $425,343 Operating Loss in the equivalent quarter of 2014. Net loss applicable to common shareholders for the quarter ended was $209,324, most of which is related to non-cash interest and equity issuance expenses, compared to a net loss of $598,147 for the corresponding quarter of 2014 after accounting for one-time Preferred Stock Dividends.

2015 Year-to-Date Financial Results

Revenues were $4,953,164 and $3,174,442 for the nine months ended September 30, 2015 and 2014, respectively. The 56% increase in revenue for the 2015 period is due to an increase of $1,472,714 in project revenue, in addition to an increase in maintenance, technical support and data center professional services of $306,008. Project revenues of $2,891,198 grew 104% when compared to the comparable period of 2014.  Recurring revenues from maintenance, technical support and data center professional services of $2,061,966 grew by 17% for the first nine months of 2015 when compared to the year-earlier period in 2014.   Gross profits increased 75% to $2,647,130 from $1,508,992 for the nine months ended September 30, 2015 and 2014, respectively, equating to 53% and 48% margins, respectively.

Operating expenses for the nine months ended September 30, 2015 and 2014 were $4,824,445 and $2,396,066, respectively. The increase in operating expenses resulted from an increase in salaries, wages and contract labor, professional fees and other general and administrative expenses of $240,385, $188,476 and $411,868, respectively. The increase in salaries, wages and contract is primarily attributable to the addition of employees from the pre-merger company and an increase in commissions payable due to the increase in revenue. The increase in professional fees is mainly due to legal and accounting services related to the merger. The increase in administration and general expense includes the one-time extension fee of $150,000 relating to UDC acquisition, which has since been abandoned, as well as other one-time charges related to the merger. Additionally, Duos recorded a one-time, non-cash, impairment charge of $1,578,816 related to write-offs of non-tangible assets related to the merger.

Interest expense for the nine months ended September 30, 2015 and 2014 was $839,962 and $97,282 respectively. The $742,680 increase in interest expense primarily resulted from an increase in non-cash note payable discount interest expense and other non-cash financing costs as a result of the settlement of certain convertible notes and other financing costs related to ongoing working capital requirements both during the transition period prior to the merger and recent post-merger debt-to-equity conversions.

The loss from operations for the nine months ended September 30, 2015 and 2014 was $2,177,315 and $887,393 respectively. While the $1,289,922 increase in loss from operations can be attributed to the increase in overall cost of the merger, impairment charges and operating as a public entity, the impairment charge recorded of $1,578,816 was a one-time non-cash charge. Adjusting for this indicates that the Company’s ongoing losses from operations for the period were lower by $288,894.

Net loss applicable to common stock for the nine-month period ended September 30, 2015 and 2014 was $3,014,069 and $1,387,742 respectively. The $1,626,327 increase in net loss was primarily due to the one-time, non-cash impairment charge of $1,578,816 for goodwill and intangible assets as a result of the merger. Other increases were offset by the $1,138,138 increase in Gross Margin. Net loss per common share was $0.05 and $0.01 for the nine month period ended September 30, 2015 and 2014, respectively. Weighted average common shares outstanding for the nine month period ended September 30, 2015 and 2014 were 60,288,922 shares and 56,605,329 shares, respectively.

Significant Recent Events and Achievements

During the quarter ended September 30, 2015, Duos announced several significant events including:

·         Contract award by a major independent oil and gas company;

·         Contract award for major hospital center digital surveillance system;

·         Contract award to expand Company’s centraco® system for Florida county sheriff office;

·         Contract award for data center audit for major national retailer;

·         Completion of a critical security upgrade for a major chemical facility; and

·         Name change and “Up list” to OTCQB.

2015 Financial Guidance

Based on results through Q3 2015, the Company expects to exceed its original guidance for the year.  The Company now expects full year 2015 revenue of approximately $6.8M.

Duos Technologies Shareholder Conference Call

Duos will host a conference call to discuss third quarter 2015 results on Thursday, November 19, 2015 at 11:00 a.m. US Eastern Standard Time.

TO JOIN THE AUDIO CONFERENCE, and to ensure that the conference starts promptly:

1. Call one of the dial-in numbers approximately 15 minutes before the start time.

US Toll free: 1 877 299.4502 or International direct: +1 617 597.5442

2. When prompted, give the following information: Participant passcode - 119 801 73#

Depending on the conference call settings, you will be entered directly into the conference, or you will hear music until the conference begins. HANDY TIP: If you ever need assistance during the conference, press * then “0” on your telephone, and a conference coordinator will be happy to assist you.

Refer to the 10-Q for notes to the unaudited consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

ASSETS		September 30, 2015		December 31, 2014
		(Unaudited)		
CURRENT ASSETS:				
Cash	$	14,488	$	85,435
Accounts receivable, net		1,170,066		317,934
Costs and estimated earnings in excess of billings on uncompleted contracts		318,150		218,309
Prepaid expenses and other current assets		221,071		92,859
Total Current Assets		**1,723,775**		**714,536**
Property and equipment, net		65,239		44,883
OTHER ASSETS:				
Patents and trademarks, net		59,639		52,496
Total Other Assets		**59,639**		**52,496**
TOTAL ASSETS	$	**1,848,653**	$	**811,915**
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)				
CURRENT LIABILITIES:				
Accounts payable	$	1,596,314	$	550,455
Accounts payable - related party		32,459		53,122
Commercial insurance/office equipment financing		76,463		33,055
Notes payable-related parties		598,051		75,000
Notes payable-net of discounts		68,646		-
Convertible notes payable, net of discounts, including premiums		557,214		1,425,106
Line of credit		40,214		-
Payroll taxes payable		315,006		600,181
Accrued expenses		986,833		694,498
Billings in excess of costs and estimated earnings on uncompleted contracts		531,688		153,783
Deferred revenue		652,096		865,394
Contingent lawsuit payable		1,411,650		1,411,650
Total Current Liabilities		**6,866,634**		**5,862,244**
Total Liabilities	$	**6,866,634**	$	**5,862,244**
STOCKHOLDERS' EQUITY (DEFICIT):				
Preferred stock, $0.001 par value 10,000,000 authorized, none issued or outstanding		-		-
Common stock: $0.001 par value; 500,000,000 shares authorized 63,318,512 and 57,738,209 shares issued and issuable, and outstanding at September 30, 2015 and December 31, 2014, respectively		63,319		57,738
Additional paid-in capital		16,557,995		13,517,159
Accumulated deficit		(21,639,295)		(18,625,226)
Total Stockholders' Equity (Deficit)		(5,017,981)		(5,050,329)
Total Liabilities and Stockholders' Equity (Deficit)	$	**1,848,653**	$	**811,915**

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Ended September 30,		Ended September 30,	
	2015	2014	2015	2014
REVENUES:				
Project	$ 1,366,565	$ 363,379	$ 2,891,198	$ 1,418,484
Maintenance and technical support	665,670	601,141	1,852,001	1,755,958
IT asset management services	209,965	-	209,965	-
Total Revenues	**2,242,200**	**964,520**	**4,953,164**	**3,174,442**
COST OF REVENUES:				
Project	653,194	303,273	1,517,578	1,076,974
Maintenance and technical support	255,920	200,429	693,709	588,477
IT asset management services	94,747	-	94,747	-
Total Cost of Revenues	**1,003,861**	**503,702**	**2,306,034**	**1,665,450**
GROSS PROFIT	**1,238,339**	**460,818**	**2,647,130**	**1,508,992**
OPERATING EXPENSES:				
Selling and marketing expenses	64,219	81,391	208,283	214,751
Salaries, wages and contract labor	686,081	597,751	1,907,934	1,667,289
Research and development	65,831	44,347	157,328	142,605
Professional fees	108,421	44,472	233,553	45,077
General and administrative expenses	249,363	118,200	738,531	326,663
Impairment loss	-	-	1,578,816	-
Total Operating Expenses	**1,173,915**	**886,161**	**4,824,445**	**2,396,385**
INCOME (LOSS) FROM OPERATIONS	**64,424**	**- 425,343**	**- 2,177,315**	**- 887,393**
OTHER INCOME (EXPENSES):				
Interest expense	(273,750)	(38,726)	(839,962)	(97,282)
Gain on settlement of accounts payable	-	-	3,200	-
Other income, net	2	16	8	75
Total Other Income (Expense)	**(273,748)**	**(38,710)**	**(836,754)**	**(97,207)**
LOSS BEFORE INCOME TAXES	**- 209,324**	**- 464,053**	**- 3,014,069**	**- 984,600**
Franchise tax	-	-	-	(860)
NET LOSS	**(209,324)**	**(464,053)**	**(3,014,069)**	**(985,460)**
Preferred stock dividends	-	(134,094)	-	(402,282)
Net loss applicable to common stock	**(209,324)**	**(598,147)**	**(3,014,069)**	**(1,387,742)**
NET LOSS APPLICABLE TO COMMON STOCK PER COMMON SHARE:				
Basic	(0.00)	(0.01)	(0.05)	(0.01)
Diluted	(0.00)	(0.01)	(0.05)	(0.01)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:				
Basic	61,831,726	56,605,329	60,288,922	56,605,329
Diluted	61,831,726	56,605,329	60,288,922	56,605,329

About Duos Technologies Group

Duos Technologies Group, Inc. (DUOT), based in Jacksonville, FL, provides intelligent security analytical technology solutions with a strong portfolio of intellectual property. The Company's core competencies include advanced intelligent technologies that are delivered through its proprietary integrated enterprise command and control platform, centraco™. The Company provides its broad range of technology solutions with an emphasis on mission critical security, inspection and operations within the rail, utilities, petrochemical, healthcare, and hospitality sectors.

Cautionary Note Regarding Forward-Looking Statements

This press release and links to prior Company press releases which contains forward-looking statements that involve substantial uncertainties and risks. These forward-looking statements are based upon our current expectations, estimates and projections and reflect our beliefs and assumptions based upon information available to us at the date of this release. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including but not limited to, our expectations as to continued revenues growth from existing and new customers and ultimate profitability, our history of losses and limited revenue, our business environment and industry trends, competitive environment, the sufficiency and availability of working capital, ability to raise working capital and general changes in economic conditions. Further information on our risk factors is contained in our filings with the SEC, including the Form 10-K for the year ended December 31, 2014. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to revise or update any forward-looking statement for any reason.

For more information, check out: http://www.duostech.com.

Contact:

Adrian Goldfarb, CFO

904-652-1616
agg@duostech.com

Connie Weeks, VP Accounting

904-652-1604

cw@duostech.com